Exhibit 4.17

388 Greenwich Street, 14th Floor New York, NY 10013

February 19, 2014

Delhaize Group

Square Marie Curie 40

1070 Brussels, Belgium

Attention: Chief Financial Officer

Delhaize Group – Change in the ADS to Share Ratio

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Deposit Agreement, dated as of May 3, 2013 (the “Deposit Agreement”), by and among Citibank, N.A., as Depositary (the “Depositary’’), Delhaize Group (the “Company’’), and all Holders and Beneficial Owners from time to time of American Depositary Shares (‘‘ADSs”) issued thereunder, each ADSs representing one (1) Share (as defined in the Deposit Agreement). Capitalized terms used herein without definition shall have the meaning assigned thereto in the Deposit Agreement.

The Depositary and the Company agree that, effective as of April 1, 2014, the ADS to Share ratio will be one (1) ADS to one quarter of one (1/4) Share and that the Depositary will file a copy of the form of ADR that evidences the ADSs and that reflects the new ADS to Share ratio pursuant to Rule 424(b), under the Securities Act, in respect of Form F-6 Registration Statement, as amended (Reg. No.: 333-156796).

This letter agreement amends the Deposit Agreement, but is not intended to prejudice any substantial existing rights of Holders. The Depositary will mail to the holders of ADSs a notice of ratio change substantially in form of Exhibit A hereto.

The Company and the Depositary will make reference to the terms of this letter agreement in, and attach an executed copy hereof to, the next Registration Statement on Form F-6 (or the next amendment thereto) filed with the Securities and Exchange Commission in respect of the ADSs.

This letter agreement shall be interpreted in accordance with, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York.

The Company and the Depositary have caused this letter agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

CITIBANK, N.A.,
as Depositary

By:	/s/ Brian M. Teitelbaum
Name:	Brian M. Teitelbaum
Title:	Director

Acknowledged and Agreed:
DELHAIZE GROUP

By:	/s/ Frederic Van Daele
Name: Frederic Van Daele
Title: VP Investor Relations